AGREEMENT AND PLAN OF MERGER dated as of February 17, 1995, among
Corning Incorporated, a New York corporation ("Corning"), Corning HCM Inc., a New Jersey corporation ("Sub") and a wholly owned subsidiary of Corning (Corning and Sub being collectively referred to as the "Corning Parties"), Franklin Health Group, Inc., a New Jersey corporation (the "Company") and David L. Levy, Paul J. Kofmehl, Richard K. Blodgett and David J. Hines (collectively the "Stockholders"; the Company and the Stockholders being collectively the "Sellers").

         WHEREAS, the Stockholders own in the aggregate 2,000,000 shares of common stock, no par value ("Common Stock") of the Company, which shares represent all of the issued and outstanding capital stock of the Company.

         WHEREAS, the Company operates a disease state management services business (the "Business").

         WHEREAS, the Stockholders and the respective Boards of Directors of Corning, Sub and the Company have approved the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, and intended, for Federal income tax purposes, to qualify as a reorganization within the meaning of Sections 368(a), 1(A) and 2(E) of the Internal Revenue Code of 1986, as amended (the "Code") upon the terms and conditions hereinafter set forth.

         WHEREAS, Corning, Sub, and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the "NJBA"), Sub shall be merged with and into the Company at the Closing Date (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the NJBA.

         SECTION 1.02. Closing. The closing of the Merger will take place at 9:00 A.M. on February 17, 1995 at the offices of Corning Clinical Laboratories Inc., One Malcolm Avenue, Teterboro, NJ 07608.

         SECTION 1.03. Closing Date. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article III, the parties shall file a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective on February 17, 1995 or, if later, at such time as the Certificate of Merger is duly filed with the New Jersey Secretary of State (the date on which the Merger becomes effective being the "Closing Date" and the Merger being deemed to have occurred for all purposes at 12:01 A.M. on the Closing Date).

          SECTION 1.04. Effect on Capital Stock. As of the Closing Date, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                           (a) Capital Stock of Sub. Each share of capital stock
                  of Sub issued and outstanding immediately prior to the Closing Date shall be converted by virtue of the Merger into, and from and after the Closing Date shall evidence, one validly issued and outstanding share of capital stock of the same class and series of the Surviving Corporation.

                           (b) Cancellation of Treasury Stock. Each share of
                  Company Common Stock that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (c) Conversion of Company Common Stock. Each issued
                  and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 1.04(b) shall be converted into 0.25498 shares of common stock, par value $.50 per shares of Corning ("Corning Common Stock") or a total of 509,960 shares of Corning Common Stock.

                           (d) Corning shall cause to be delivered to the Escrow
                  Agent, pursuant to the Escrow Agreement, a certificate representing 10% of the above number of shares of Corning Common Stock, rounded to the nearest whole number, to be deposited with the Escrow Agent (as defined in Section 3.01(i)) on behalf of each Stockholder, allocated in accordance with Schedule 1.04.


                           (e) Certificates representing the remaining 90% of
                  the above number of shares of Corning Common Stock shall be distributed to each Stockholder, allocated in accordance with
                  Schedule 1.04.

                           (f) Certificates representing shares of Corning
                  Common Stock delivered at Closing are being issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and are therefore exempt from registration under the 1933 Act, and will bear the legend set forth below reflecting that such shares are not issued in a transaction registered under the 1933 Act, and cannot be resold in the absence of a registration under the 1933 Act or pursuant to an exemption thereto.

                           The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended and may not be sold or transferred in the absence of registration or an exemption therefrom under said Act.

                           (g) No certificates representing fractional shares
                  will be issued by Corning on account of the Merger. Fractional interests in shares of Corning Common Stock shall be eliminated by rounding up to the nearest share interests of the Stockholders.

         SECTION 1.05. Other Effects of the Merger. The Merger shall have the effect set forth in Section 14A:10-6 of the NJBCA.


         SECTION 1.06. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Closing Date shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The by-laws of Sub as in effect at the Closing Date shall become the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.07. Directors. The directors of Sub at the Closing Date shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.08. Officers. The officers of Sub immediately prior to the Closing Date shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES


         SECTION 2.01. Representations and Warranties of the Sellers. The Stockholders hereby jointly and severally represent and warrant as of the Closing Date to Corning and Sub as follows except that, insofar as a representation involves a Stockholder's ownership of shares, his power and authority to enter this Agreement, his being a party to any agreement to which neither the Company nor any other Stockholder is a party or any approval or consent required to be obtained by such Stockholder, such representation and warranty shall be deemed to be made severally by such Stockholder:


                           (a) Organization; Subsidiaries. The Company is a
                  corporation duly organized and validly existing under the laws of New Jersey, has the requisite power and authority to own and operate its properties and assets and the Business and except as set forth on Schedule 2.01(a) is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary. The Company has all requisite power and authority to consummate the transactions contemplated hereby. The principal place of business of the Company is located at 500 North Franklin Turnpike, Ramsey, New Jersey 07446. Accurate and complete copies of the certificate of incorporation and by-laws of the Company are set forth in Schedule 2.01A. The minute books of the Company, a true and correct copy of which has been delivered to Corning, contain true, complete and accurate records of all meetings, consents in lieu of meetings and all other proceedings of the incorporator, Board of Directors, any committees thereof (or persons performing similar functions) and the stockholders of the Company since the time of its organization. The stock books of the Company are complete and accurate. The Company does not own, directly or indirectly, any capital stock or other equity securities or any general or limited partnership interest of or similar investment in any entity. The Company does not control the management of, or have the right or ability to designate a majority of the directors of the governing party of any entity, whether by agreement or otherwise. The Company does not conduct (and has not conducted) and does not have (and has never had) any direct or indirect ownership interest in any business except the Business.

                           (b) Capitalization and Ownership. The authorized
                  capital stock of the Company consists of 25,000,000 shares of common stock, no par value, of which 2,000,000 shares are issued and outstanding on the date hereof, all of which shares are owned of record and beneficially by the Stockholders. Each of the Stockholders owns and holds of record the number of shares of Common Stock listed in Schedule 2.01B. Each of the Stockholders has good title to said shares of Common Stock, free and clear of all claims, liens, charges and encumbrances of any nature whatsoever. Except for the stockholders agreement and proxies listed in Schedule 2.01(b) (which have been terminated effective as of the date hereof), each of the Stockholders has full voting power over said shares of Common Stock, subject to no proxy, shareholders' agreement, voting trust or similar arrangement. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are not outstanding any
                  (i) securities convertible into or exchangeable for the capital stock of the Company; (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, transfer or voting of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

                           (c) Authority. Each of the Sellers has the full
                  capacity, legal right, power and authority to, and has taken all actions necessary to authorize each Seller to, execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement and all instruments and agreements to be delivered in connection herewith or therewith by any of the Sellers have been duly executed and delivered by such party (to the extent they are a party hereto) and constitute their respective legal, valid and binding obligations, enforceable against each of them (to the extent they are a party thereto) in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

                           (d) No Default. The Company is not in default under
                  or in violation of any provision of its certificate of incorporation and by-laws, as amended to date, nor is any Seller in default under or in violation of any provision of any restriction, lien, encumbrance, indenture, contract, lease, loan agreement, note or other obligation or liability to which the Company is a party or by which ownership of the Company is bound and with respect to the Stockholders, which could adversely affect the Company or the transactions contemplated hereby. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered to Corning in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by any Seller shall (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or cause a payment obligation to arise under, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound which could adversely affect the Company or the transactions contemplated hereby,
                  (ii) conflict with or result in a breach of or constitute a violation or default under (A) any provision of its certificate of incorporation or by-laws, as amended to date or
                  (B) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound, and which could adversely affect the Company or the transactions contemplated hereby or (C) any order, writ, injunction, decree, law, statute, rule or regulation, license or permit applicable to it, or (iii) result in the creation of any lien or encumbrance upon the Common Stock or any of the Company's assets.

                           (e) Approvals; Consents. No approval, consent, order
                  or authorization of, exemption by, or registration, declaration or filing with, any federal or state governmental authority or any person not a party to this Agreement is required by or with respect to the Company or any of the Stockholders in connection with the execution, delivery and performance of this Agreement by the Company or the Stockholders or any other agreement or instrument to be delivered to Corning in connection herewith or the consummation by the Company or the Stockholders of the transactions contemplated hereby or thereby, other than notification to and consents from the persons and entities specified on Schedule 2.01E hereto. Except as set forth on
                  Schedule 2.01E, each consent listed on Schedule 2.01E shall have been duly and unconditionally obtained and shall be in full force and effect as of the Closing Date. Without limiting the generality of the foregoing, the total assets of the Company and David Levy, taken as a whole, are below $10,000,000 for purposes of Section 7A(a)(2)(B) of the Clayton Act, as amended.

                           (f) No Investigations; Litigation. No Seller or any
                  individual or entity having an ownership interest in, or who is an officer or director of the Company has been convicted of, charged with or, to the knowledge of any of the Sellers, investigated for a Medicare, Medicaid or state health program-related offense or within the past three (3) years, convicted of, charged with or, to the knowledge of any of the Sellers, investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program or within the past three (3) years has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency. Except as set forth in
                  Schedule 2.01F, there are no actions, suits or proceedings pending or, to the best of the Sellers' knowledge, threatened against any Seller or affecting any of their respective properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality and that could adversely affect the Company or the transactions contemplated hereby nor are Sellers aware of any third party claims which to their knowledge could result in any such action, suit or proceedings. Schedule 2.01F includes a list of each claim, complaint, suit, action, proceeding or investigation involving the Company that has been settled, adjudicated or otherwise disposed of at any time on or after January 1, 1993.

                           (g) No Violation of Law. No Seller has received
                  notice of any deficiency in or violation of any applicable law, rule, regulation, license, permit, or requirement of any governmental authority relating to the Company and the Sellers have complied with such laws, rules, regulations, licenses and permits. Without limiting the generality of the foregoing, none of the Sellers, nor any of the Company's directors, officers, representatives, agents or employees, have engaged in any conduct, or have knowledge of any circumstances, which could lead to an investigation of the Company, or which has lead to any investigation of the Company, into any activity, conduct or arrangement for rebates, kickbacks or other forms of compensation that could be determined to be illegal, unlawful or otherwise prohibited by any federal, state, municipal or other governmental agency or instrumentality. The Company has obtained and maintained in effect through the date hereof all governmental licenses, permits, authorizations, certifications and approvals necessary to conduct the Business as it has been conducted, all of which are listed on Schedule 2.01G. Neither the Company nor any of the Stockholders has received notice of any threatened, pending or possible revocation, termination, suspension or limitation of any of the licenses or permits listed on Schedule 2.01G, nor are there grounds for any of the foregoing. The Company is in compliance with the terms of all such licenses and permits and with all requirements, standards and procedures of the governmental agency or agencies that issued them. The services performed by the Company, its employees and affiliated professionals in connection therewith have at all times heretofore been in compliance with all applicable federal and state statutory and regulatory requirements and all applicable contractual obligations and standards of due care.

                           (h) Financial Statements. Set forth in Schedule 2.01H
                  are the Company's unaudited balance sheets as of February 17, 1995, December 31, 1994 and December 31, 1993 and the related statements of income for each of the two (2) years in the period ended December 31, 1994 (the balance sheet as of February 17, 1995 shall be referred to herein as the "Latest Balance Sheet", February 17, 1995 shall be referred to herein as the "Latest Balance Sheet Date", and the balance sheet at December 31, 1994 together with the related statement of income for the period from January 1, 1994 through December 31, 1994 shall be collectively referred to herein as the "Latest Financial Statements"). Such financial statements fairly present the financial condition of the Company at the dates, and the results of its operations for the periods, described therein, and all liabilities required to be accrued by Statement of Financial

                  Accounting Standards No. 5 have been so accrued in the Company's Latest Balance Sheet.

                           (i) Ownership and Condition of Properties. (i) The
                  Company has good and clear record and marketable title to, and possession of, all of its tangible property and assets, free and clear of all restrictions, liens, encumbrances, rights, title and interests of others except that the Company has valid and sustaining leasehold interests or licenses in, and possession of all of the assets that are leased by the Company and except for liens for current taxes not yet payable are liens, if any, as are not substantial in character amount or extent and do not materially impair the use of such property. The Latest Balance Sheet reflects all of the tangible assets (excluding inventory and supplies held in the ordinary course of business) owned by the Company as of the Latest Balance Sheet Date. Schedule 2.01I-2 correctly sets forth all of the tangible assets leased by the Company as of the Latest Balance Sheet Date; and all leases and licenses pertaining to such assets are identified on such Schedule opposite the respective asset. No one other than the Company has any right, title, interest, restriction, lien or encumbrance in, on or to any of the personal property located in any premises occupied by the Company, except for personal office furnishings and effects of the Company's partners and employees. The assets reflected on the Latest Balance Sheet constitute substantially all of the assets necessary to conduct the Business consistent with past business practices.

                           (ii) All equipment owned or leased by the Company is
                  in working order and repair, ordinary wear and tear excepted, and usable for its intended purpose in the ordinary course of the Business.

                           (j) Intellectual Property Rights; Nondisclosure of
                  Proprietary Information.

                                    (i) Set forth on Schedule 2.01J is a list of
                  all computer programs and software being used by the Company but excluding off-the-shelf commercially available systems owned by or licensed to the Company (collectively the "Software") and all trade names, assumed names, service marks, trademarks, logos, patents, applications for patent, copyrights and other intellectual property rights owned or used by the Company.

                                    (ii) The Company has rights necessary to use
                  the Software and the intellectual properties it uses in its business free and clear of all liens and claims (other than those in favor of licensors listed in Schedule 2.01J) and require no rights in any such properties that it does not have to conduct its business as presently conducted. There is currently no claim of infringement of misappropriation relating to any Software, trade name, service mark, trademark or logo of any third party or of infringement or misappropriation by a third party of any Software, trade name, service mark, trademark or logo of the Company, nor has there been any such claim in the past.

                                    (iii) Except as set forth on Schedule 2.01J
                  the Company has not disclosed any material proprietary information or trade secrets to any third party, except to counsel or accountants of the Company, the Internal Revenue Service, other governmental authorities or as required by law or as is subject to customary confidentiality agreements.

                           (k) Real Estate. The Company enjoys exclusive,
                  peaceful and undisturbed possession of all premises which it is leasing, all of which real estate leases are described on
                  Schedule 2.01K hereto. The Company has the right to use all such premises for the respective purposes for which they are being used currently in the Business. The Company is not in default under any of such lease nor is its interest in any of such leases encumbered by any prior transfer, assignment, mortgage or encumbrance. There are no disputes concerning such occupancy as of the date hereof. The Company does not own and has not at any time owned any real estate.

                           (l) Agreements. Schedule 2.01K includes a list of
                  each of the Company's commitments and agreements, excluding agreements listed in Schedule 2.01S and excluding agreements directly related to, and incurred in the ordinary course of business, which (i) are terminable without penalty on less than thirty one (31) days notice or (ii) involve payments of not more than $1,000 per month and an overall aggregate of not more than $10,000. The Company has heretofore or simultaneously herewith delivered to Corning executed originals or true and complete copies of all agreements listed on Schedule 2.01K. The Company has no material obligation, liability, agreement, commitment or understanding of any kind relating to the

                  Business other than under the agreements listed on Schedule 2.01K. The Company is not a party to or bound by any agreement that limits the Company or any affiliate in any way from competing anywhere or in any business or from soliciting any person as a customer. Each agreement listed in Schedule 2.01K is valid, existing and in full force and effect and no party thereto is presently asserting or has previously threatened any default thereunder, nor are there any disputes related thereto.

                           (m) Prepaid Expenses. The Latest Balance Sheet
                  reflects all prepaid expenses and deposits of the Company as of the Latest Balance Sheet Date.

                           (n) Accounts and Notes Receivable. All accounts and
                  notes receivable of the Company shown on the Latest Balance Sheet, and all receivables acquired by the Company subsequent to the Latest Balance Sheet Date, have arisen in the ordinary course of business and have been collected or are in the process of collection.

                           (o) Bank Accounts. Schedule 2.01O consists of a true
                  and complete listing of all bank accounts and credit card accounts in which all of the Company's cash and cash equivalents are or may be deposited or from which the funds or credit of the Company can be accessed.

                           (p) Customers. The list attached hereto as Schedule
                  2.01P of the Company's customers (the "Customers"), their addresses, and the amounts billed by the Company each such customer during the twelve (12) month period ended December 31, 1994 is true and complete in all respects. Except as disclosed in Schedule 2.01P, no Seller is aware that any of the customers intends to cease doing business with or materially diminish the amount of the business that it is now doing with the Company.

                           (q) Insurance. The Company has in full force and
                  effect the insurance set forth on Schedule 2.01Q hereto, true and complete copies of which policies have been delivered to Corning. Schedule 2.01Q also includes a true and complete summary of the professional liability and disability claims history of the Company and any predecessor.

                           (r) Agents; Powers of Attorney. Set forth on Schedule
                  2.01R is a list of agents of the Company, other than its employees and other than doctors and nurses it retains as independent contractors, authorized to act on behalf of the Company and the scope of their authority. The Company has no powers of attorney or similar authorizations outstanding except as set forth on such Schedule.

                           (s) Employees and Employee Benefit Plans. Set forth
                  on Schedule 2.01S hereto are the following:

                                    (i) a complete and accurate list of the
                  names, titles, dates of hire and rates of pay of all Company employees as of the date hereto. Except as set forth separately on Schedule 2.01S, no employment manual or written employment policy and/or procedures have been provided to employees, and no written or verbal employment, consultant or independent contractor agreement exists to which the Company may be bound;

                                    (ii)  a description of the termination or
                  severance pay policy of the Company;

                                    (iii) a description of each employee benefit
                  or compensation plan, including without limitation, 401(k), pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans, arrangements or undertakings of Company;

                                    (iv) a description of the holiday and
                  vacation pay policy; and

                                    (v) a description of the workers
                  compensation loss experience of the Company as of the date hereof.

                           Except as set forth in Schedule 2.01S, the Company is
                  not a party to, bound by, nor does it maintain or make any contribution to, nor has it incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding

                  (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the federal Employee Retirement Income Security Act ("ERISA")), under which employees of the Company are eligible to participate or derive a benefit or to which the Company contributes or is required to contribute (collectively "Employee Plans" and individually "Employee Plan"). The Company has furnished or made available to Corning complete and accurate copies of all the Employee Plans (and, in the case of any unwritten plans, descriptions thereto), all trust or other funding agreements, all amendments thereto, and all favorable determination letters issued by the Internal Revenue Service with respect to the Employee Plans and amendments thereto. Each Employee Plan complies in all material respects with all applicable laws, including, without limitation, ERISA and the Code. Each Employee Plan that is intended to be a qualified retirement plan has received a favorable determination letter from the Internal Revenue Service that it, as amended as of the date hereof, is qualified under Section 401(a) of the Code and that each trust thereunder is exempt from federal taxation under Section 501(a) of the Code; and nothing has occurred since the date of the most recent letter that could reasonably be expected to cause the relevant Employee Plan or trust to lose such qualified status or tax exempt status, respectively. There have been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code which could subject the Company to any liability under ERISA or the Code. The Company has not and no predecessor to or subsidiary of the Company at any time has made any contribution to or had any obligation to make contributions to any defined benefit plan (as defined in Section 3(34) of ERISA) or any multi-employer plan (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA).

                           Except as set forth in Schedule 2.01S, all
                  compensation, severance pay, vacation pay, bonuses, gifts, pension, profit sharing, and other arrangements and all other fringe benefits of all employees or consultants of the Company have been properly accrued and reflected on its financial statements included in Schedule 2.01H. The Company has no obligation to pay post-retirement health or welfare benefits to its current or former employees.

                           The Company is not a party to any contract with a
                  labor union. No election or proceeding relating to the labor relations of the Company is pending or, to the best knowledge of any Seller, threatened and no Seller has committed any unfair labor practice with respect to the Business. The Company has not had any union activity or any labor dispute at any time heretofore.

                           None of the Company's employees is currently on short
                  or long-term or temporary or permanent disability leave.

                           (t) Environmental Matters. All uses by the Company of
                  the premises occupied by the Company, have been, and as of the date hereof, are in compliance with all federal, state and local laws, rules, regulations and ordinances, including without limitation, all federal, state and local environmental laws, rules, regulations and ordinances (collectively "Laws"). The Sellers have not received any notices of any violations of any Laws regarding such premises. The Sellers have complied with all Laws regarding the storage, handling and removal of hazardous or toxic substances and medical wastes. During the Company's leasing of its premises there has been no release by the Company or to the best of Sellers knowledge by any other party (as that term is defined below) of any hazardous substance (as defined below) on such premises, and, to the best of the Sellers' knowledge, the same never has occurred on such premises. Neither the Company nor such premises are subject to any federal, state or local "superfund" or other lien, proceeding, claim, liability or action for the cleanup, removal (as defined below), or remediation of any hazardous substance. Such premises are not subject of any notice or notification regarding same of which any of the Sellers is aware, or subject to the threat or likelihood thereof.

                           The terms "hazardous substance", "release" and
                  "removal" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of Title 42 U.S.C. Section 9601 et seq. and any applicable state laws, as well as regulations provided thereunder however, the term "hazardous substance" as used herein shall include: (i) "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903; (ii) "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991; (iii) any asbestos containing material; (iv) any polychlorinated biphenyls or PCB'S; and (v) radon.

                           The term "superfund" as used herein means the
                  Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C. Section 9601 et seq.

                  as amended, and any similar state statute or local ordinance applicable to the Company premises, and all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto.

                           (u) Taxes. (i) The term "Taxes" shall mean all
                  Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, property, excise, value added, unitary and other taxes, duties or assessments (including the recapture of any tax items such as investment credits), together with all interest, penalties and additions imposed with respect to such amounts.

                                    (ii) Pursuant to an election made effective
                  as of January 1, 1987, for U.S. Federal income tax purposes the Company has qualified on a continuous basis as a corporation taxed under Subchapter S until the termination of such election effective December 31, 1993. During the entire period of its treatment as a qualified S Corporation, the Company has not been liable for any S Corporation level tax under Section 1374 and 1375 of the Code. The Company duly revoked its election to be taxed as an S Corporation effective as of December 31, 1993. The Company has delivered to Corning true and complete copies of its federal income and state and local income tax returns for its tax years ended December 31, 1991, 1992 and 1993.

                                    (iii) The Latest Balance Sheet includes full
                  and complete accruals for all unpaid Taxes, whether or not disputed, whether or not due or assessed as of the Closing Date including all taxes arising out of the Merger and the transactions contemplated by this Agreement. There have been timely filed with the appropriate governmental agencies (or appropriate extension secured) all Federal, foreign, state and local tax returns, reports and forms (including consolidated, combined, unitary or similar tax returns, reports and forms and estimated tax and information returns) ("Returns") required to have been filed on or prior to the date hereof with respect to the Company for the periods covered thereby and such Returns are complete and accurate in all material respects and correctly reflect all Taxes owed. All Taxes owed pursuant to such Returns have been paid or adequate provision has been made for such amounts. None of such Returns is currently being audited by the applicable taxing authority. Moreover, no taxing authority has audited any portion of a tax return relating to the Company. No Seller (i) has received or has knowledge of any notice of audit, deficiency or assessment or proposed audit, deficiency or assessment with respect to the Company or the properties of the Company from the Internal Revenue Service or any other taxing authority or (ii) has waived or has knowledge of any waiver of any law or regulation fixing, or has consented or has knowledge of any consent to the extension of any period of time for assessment of, any Tax with respect to the Company or the properties of the Company. The Company is not a party to any agreement which would fall within the provisions of
                  Section 28OG of the Code.

                           (v) Absence of Certain Changes. Except as set forth
                  in Schedule 2.01S or Schedule 2.01V, since the Latest Balance Sheet Date, there has not been (i) any adverse change in the financial condition, assets, business or net worth of the Company nor, to the best knowledge of the Sellers, are any such changes threatened, anticipated or contemplated; (ii) any actual or any threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has materially adversely affected or may hereafter materially adversely affect the properties, assets, business or prospects of the Company; (iii) any adverse pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated dispute of any kind with any customer, supplier, source of financing, employee, landlord, subtenant or licensee of the Company or any pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated occurrence or situation of any kind, nature or description in either case which is reasonably likely to result in any reduction in the amount, or any material adverse change in the terms or conditions, of business with any substantial customer, supplier, or source of financing of the Company; (iv) any bonuses or similar payment or any increase in the compensation or benefits payable or to become payable to the Company's officers, employees, agents or consultants other than any such increase in the ordinary course of business; (v) any pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated occurrence or situation of any kind, nature or description materially adversely affecting the assets, business or affairs of the Company; or (vi) any dividend or distribution declared or paid or (other than salary consistent with the salary reflected in Schedule 2.01S) any compensation paid to the Stockholders.

                           (w) No Undisclosed Liabilities of the Company. The
                  Company has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except those which
                  (i) are reflected on the Latest Financial Statements; (ii) are not required to be accrued on a balance sheet under Statement of Financial Accounting Standards No. 5; (iii) have been disclosed in the Schedules hereto; (iv) are exempt from disclosure in the Schedules pursuant to the terms of the applicable provisions relating to such disclosure; or (v) have been incurred by the Company in the ordinary course of business since the Latest Balance Sheet Date which do not vary materially in amount and nature from those incurred as of the Latest Balance Sheet Date.

                           (x) No Misrepresentations. Neither the Company nor
                  any of the Stockholders has made any material misstatement of fact herein or in any document delivered to Corning pursuant hereto or omitted to state any material fact necessary or to make complete, accurate and not misleading every representation, warranty and agreement set forth herein or in any document to be delivered pursuant hereto.

                           (y) Brokers and Finders. None of the Sellers nor any
                  person acting on behalf of the Sellers has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein.

                           (z) Continuity of Interest. No Stockholder has any
                  present plan or intention to sell or otherwise dispose of the shares of the Corning Common Stock being used to him pursuant to Schedule 1.04.

                           (aa) Investment Purpose. Each Stockholder is
                  purchasing the shares of Corning Common Stock being issued to him pursuant to Schedule 1.04 (the "Shares") for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the 1933 Act, and all other applicable securities laws. Each Stockholder understands that the shares of Corning Common Stock being issued to him have not been registered under the 1933 Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the 1933 Act except pursuant to a valid exemption from such registration. Each Stockholder is domiciled in the state indicated in Schedule 1.04 and, except as indicated in Schedule 1.04, is an accredited investor under Regulation 501(a) issued under the Act. Each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the Shares and is able to bear the economic risk of an investment in the Shares. Each Stockholder acknowledges receipt and his review of this Agreement and Corning's most recent annual report on Form 10-K and quarterly report on Form 10-Q. Each Stockholder acknowledges that (a) he has been furnished by Corning with all information regarding Corning which he had reasonably requested or desired to know and (b) has been afforded the opportunity to ask questions of and receive answers from officers or other representatives of Corning.

                           (bb) Affiliates. Each of the Stockholders is
                  considered an affiliate under Rule 144(a)(1) issued under the 1933 Act. No person other than the Stockholders is directly or indirectly receiving any interest in Corning Common Stock by reason of this transaction.

          SECTION 2.02. Representations and Warranties of Corning. Corning and Sub hereby jointly and severally represent and warrant as of the Closing Date to the Stockholders as follows:

                           (a) Organization; Subsidiaries. Each Corning Party is
                  a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to consummate the transactions contemplated hereby.

                           (b) Corporation Authority. Each Corning Party has
                  taken all corporate and other actions necessary to authorize it to execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby, including any necessary approval by its Board of Directors or shareholders, and this Agreement and all instruments and agreements to be delivered in connection herewith or therewith by each Corning Party constitute its legal, valid and binding obligation, enforceable against each Corning Party in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

                           (c) No Default. Neither the execution and delivery of
                  this Agreement or any other agreement or instrument to be delivered to the Sellers in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by any Corning Party, shall conflict with or result in a breach of or constitute a violation or default under (A) any provision of the Charter or By-laws, each as amended to date, of such Corning Party, or (B) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which such Corning Party is a party or by which it is bound, or (C) any order, writ, injunction, decree, law, statute, rule or regulation, license or permit applicable to any Corning Party.

                           (d) Capitalization. The authorized capital stock of
                  Corning consists of 10,000,000 shares of Series Preferred Stock, par value $100 each, and 500,000,000 shares of Corning Common Stock par value $.50 per share. As of December 31, 1994, 254,157 shares of Series B 8% Convertible Preferred Stock, $100 par value per share were issued and outstanding. As of February 1, 1995, 228,348,662 shares of Corning Common Stock were issued and outstanding, 27,613,606 shares were held in Corning's treasury, and 23,398,832 shares were reserved for issuance in connection with employee stock option plans, convertible securities and an incentive stock plan. All of the outstanding shares of Corning Common Stock are, and the shares of Corning Common Stock to be issued to the Stockholders will be, when issued, duly authorized, validly issued, fully paid and non-assessable free of any preemptive rights.

                           (e) Financial Statements. Corning's annual report on
                  Form 10-K for the fiscal year ended January 2, 1994 (the "Corning 1993 10-K"), and its quarterly reports on Form 10-Q for the periods ended March 27, 1994, June 19, 1994 and October 9, 1994 (the "Corning 1994 10-Qs"), and all 8-K's filed by Corning since January 2, 1994 (the "Corning 1994 8-K's) and its 1994 Annual Proxy Statement, copies of which have been filed with or furnished to the Securities and Exchange Commission, were when filed or furnished, accurate in all material respects and did not include any untrue statement of material fact or omit to state a material facts necessary to make the statements therein not misleading. The financial statements included in the Corning 1993 10-K and the Corning 1994 10-Qs present fairly the financial position of Corning and its subsidiaries at such dates and the results of their operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in the report of independent accountants relating to the financial statements included in the Corning 1993 10-K.

                           (f) Litigation. Except as disclosed in the Corning
                  1993 10-K and the Corning 1994 10-Qs and 8-Ks, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or other controversies pending, or to the knowledge of Corning threatened, or as to which Corning has received any notice, claim or assertion, which involves a potential cost or liability to Corning which would singly or in the aggregate, materially and adversely affect the financial condition, result of operations, business or prospects of Corning and its subsidiaries considered as a whole. Corning is not in default with respect to any order, writ, injunction or decree of any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign affecting or relating to it which is material to the financial condition, results of operations or business of Corning and its subsidiaries considered as a whole.

                           (g) Continuity of Business. It is the present
                  intention of Corning (i) to cause the Company to continue the business that the Company currently conducts and (ii) not to dispose of the shares of Common Stock acquired by Corning pursuant to this Agreement or liquidate the Company, except that Corning may contribute the shares of the Company to any direct or indirect wholly owned subsidiary of Corning, or merge or liquidate such company into other wholly owned direct or indirect subsidiaries of Corning.

                           (h) No Material Adverse Change. Since January 2,
                  1994, other than as disclosed in Corning's 1994 10-Qs and 8-Ks, there has been no material adverse change in the assets, business, operations or financial condition of Corning and its subsidiaries considered as a whole.

                           (i) S-3 Qualification. Corning is eligible to use
                  Form S-3 under the Securities Act in connection with the "shelf" registration pursuant to Rule 415 under the Securities Act, as contemplated by the Registration Rights Agreement (as hereinafter defined) of the shares of Corning Common Stock to be issued to the Stockholders in the Merger.

                           (j) No Misrepresentations. No Corning Party has made
                  any material misstatement of fact herein or in any document delivered to the Sellers pursuant hereto or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein or in any document to be delivered pursuant hereto.

                           (k) Brokers and Finders. No Corning Party nor any
                  person acting on behalf of any Corning Party has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein.

                                   ARTICLE Ill
                         CONDITIONS PRECEDENT TO CLOSING

         SECTION 3.01. Conditions Precedent to the Corning Parties' Obligations. The obligations of the Corning Parties to perform their obligations at the Closing will be subject to the receipt by Corning or satisfaction of the following other conditions:

                                    (a)  the Certificate of Merger as filed
                  with the New Jersey Secretary of State;

                                    (b) a long form certificate of good standing
                  for the Company and a copy of the Company's Certificate of Incorporation, as amended to the date hereof, issued by the New Jersey Secretary of State;

                                    (c) a copy of the Certificate of
                  Incorporation and the by-laws of the Company, each as amended to the date hereof, certified by the Secretary of the Company together with an incumbency certificate and a certified copy of all corporate actions required for the consummation of the Merger and the performance by the Company of all of its obligations hereunder;

                                    (d) stock certificates representing all
                  outstanding shares of Company Common Stock together with stock powers executed by the appropriate Stockholder;

                                    (e) the consents of third parties to the
                  Merger with respect to all agreements of the Company requiring such consents;

                                    (f) a favorable opinion dated as of the
                  Closing Date, of Richards & O'Neil, counsel for the Sellers, in form and substance satisfactory to Corning;

                                    (g) proof of insurance coverage for the
                  Company for professional liability and comprehensive general liability, with coverage and limits satisfactory to Corning;

                                    (h) a Registration Rights Agreement executed
                  by the Stockholders in form and substance satisfactory to Corning (the "Registration Rights Agreement");

                                    (i) an Escrow Agreement executed by the
                  Stockholders and The Bank of New York as Escrow Agent (the "Escrow Agent") in form and substance satisfactory to Corning (the "Escrow Agreement");

                                    (j) key man life insurance on the life of
                  David Levy in amount and with carriers satisfactory to Corning;

                                    (k) except as contemplated by the Employment
                  Agreements, resignations of the Company's directors and officers of the Company effective as of the Closing Date;

                                    (l) the New York Stock Exchange's approval
                  for listing, subject to official notice of issuance, of the shares of Corning Common Stock to be issued pursuant to the Merger;

                                    (m) releases of the Company executed by each
                  of the Stockholders; and

                                    (n) termination of the Shareholder Agreement
                  set forth in Schedule 2.01(b).

         SECTION 3.02. Conditions Precedent to the Sellers' Obligations. The obligations of the Sellers to perform their obligations at the Closing will be subject to the receipt by the Company or satisfaction of the following other conditions:

                                    (a) stock certificates for the Corning
                  Common Stock required by Schedule 1.04;

                                    (b) a copy of the Certificate of
                  Incorporation and the by-laws of each Corning Party, each as amended to the date hereof, certified by the Secretary of each Corning Party together with an incumbency certificate and a certified copy of all corporate actions required for the consummation of the Merger and the performance by each Corning Party of all of its obligations hereunder;

                                    (c) a favorable opinion dated as of the
                  Closing Date, of William Ughetta, Esq., General Counsel of Corning, in form and substance satisfactory to the Sellers;

                                    (d) the Registration Rights Agreement
                  executed by Corning;

                                    (e) the Escrow Agreement executed by Corning
                  and the Escrow Agent;

                                    (f) the New York Stock Exchange's approval
                  for listing, subject to official notice of issuance, of the shares of Corning Common Stock to be issued pursuant to the Merger.


                                   ARTICLE IV
                       SELLER'S NON-COMPETITION AGREEMENTS

         SECTION  4.01.    Seller's Agreement Not to Compete.

         For a period of five (5) years from the Closing Date, each Stockholder agrees that it will not, directly or indirectly, (i) engage in or acquire an interest in, as employee, owner, partner, through stock ownership (other than a less-than-2%-interest in a corporation having securities which are listed for trading on a national securities exchange or traded in the over the counter market), investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, the operation of any business, other than that of Corning or its affiliates, that offers disease state management services and/or other health care management services that compete with the business conducted by the Company at the Closing Date or any other business conducted by Corning or its affiliates with respect to which such Stockholder been assigned significant executive duties during the term of his employment by Corning or its affiliates (collectively "Management Benefit Services"), (ii) induce or attempt to induce any customer for Management Benefit Services of Corning or its affiliates to reduce such customer's purchases from Corning or its affiliates, (iii) divert or attempt to divert from Corning or its affiliates any potential customers with whom such Stockholder has had substantial dealings on behalf of Management Benefit Services of Corning or its affiliates, (iv) use for its or his own benefit or except as required by law or in the ordinary course of his employment by Corning or its affiliates, disclose the name and/or requirements of any such customer of Corning or its affiliates to any other person or persons, natural or corporate, (v) solicit and or hire any person who is then an employee or consultant of Corning or its affiliates to leave the employ thereof or employ or negotiate for employment of any person employed by or under contract with Corning or its affiliates, or (vi) use for the benefit of or, except as required by law, disclose to any one other than Corning or its affiliates, any and all client and customer lists, trade secrets or other information pertaining to the financial condition, business, client plans or prospects of Corning or its affiliates. For purposes of this Section 4.01(a) a Seller will without limitation be deemed to have an interest in the operation of a Benefit Management Benefit Services business if such interest is held by Seller's spouse, child or parent, or by any other person or entity if it is held for the benefit of Seller in whole or in part. Notwithstanding the foregoing, Dr. Levy will not be precluded from practicing medicine or from owning any interest in the Northwest Bergen Family Practice or any other health care provider provided that such provider does not offer Management Benefit Services.

         SECTION  4.02.   Additional Non-Competition Agreements Related to
Remedies.

                           (a) The Stockholders acknowledge and agree that the
                  provisions of this Article IV are necessary to protect all of the assets of the Company being purchased by Corning, and in no way impose a significant hardship or prevent any Stockholder from earning a future livelihood.

                           (b) In the event that this Agreement or any portion
                  hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

                           (c) Each Stockholder recognizes and acknowledges that
                  in the event of Seller's failure to comply with any of the covenants contained in this Agreement, it may be impossible to measure in money the damages to Corning or its successor and that in the event of such failure, Corning or its successor may not have an adequate remedy at law. It is therefore agreed that Corning or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, no Stockholder will urge, as a defense, that there is an adequate remedy at law.

                                    ARTICLE V
                              POST-CLOSING MATTERS

                  SECTION 5.01 [INTENTIONALLY OMITTED]

         SECTION 5.02. Taxes. All sales taxes and transfer taxes incurred in connection with the transfer of the Company Common Stock shall be borne by the Stockholders.

         SECTION 5.03. Tax Treatment. The parties intend that the Merger shall be a tax free reorganization under Section 368 of the Code. Each of Corning and the Sellers agrees to treat the Merger and the issuance and receipt of the Corning Common Stock as a tax free reorganization for purposes of any applicable Tax, including any Federal, state or local income tax return required to be filed.

         SECTION 5.04. No Referral Obligations. Nothing herein will require any Stockholder to refer, or to recommend to or arrange for any other person or entity to refer, clinical laboratory testing business to Corning or its affiliates.

         SECTION 5.05. Further Instruments and Actions. Each party shall execute and deliver such instruments and take such other action as shall be reasonably required, or as shall be reasonably requested by any other party, in order to carry out all transactions, agreements and covenants contemplated by this Agreement, whether prior to or after the Closing Date. Each of the Stockholders shall take such action as shall be reasonably requested by Corning, and Corning shall take such action as may or reasonably required by any Stockholder including answering interrogatories, having such Stockholder's or employees of Coring or its affiliates deposition taken and appearing as a witness at trial (but in no event consenting to be a defendant or involving the payment of money), in connection with any claim brought by or against the Company relating to operations of the Company prior to the Closing Date or relating to the transactions contemplated by this Agreement.

                                   ARTICLE VI
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         SECTION 6.01. Survival of Representations and Warranties. Every representation, warranty and agreement of the parties set forth in this Agreement and every one of the rights and remedies of the non-breaching party for any one or more breaches of this Agreement by the other party shall survive the Closing. All such representations and warranties shall be effective regardless of any investigation that may have been made at any time by or on behalf of the non-breaching party by its directors, officers, employees or agents. No claim for indemnification pursuant to 6.02(a), 6.02(b) or 6.05(a) may be brought with respect to breaches of representations or warranties contained in this Agreement, unless prior to February 17, 1996, a written notice as to such claim is given by the party asserting such breach of representation or warranty to the other parties hereto.

         SECTION 6.02. Indemnification of Corning. The Stockholders jointly and severally agree with respect to subsections (a), (c), (d) and (e) below are each Stockholder severally agrees with respect to subsection (b) below to indemnify each Corning Party, its affiliates and its directors, officers and employees (collectively ("Buyers") and hold Buyers harmless from and against any and all claims, liabilities, obligations, losses, deficiencies, damages, costs and expenses (including without limitation interest, penalties and reasonable fees and disbursements of counsel) of any kind, nature, and description (collectively "Claims") which arise out of or result from

                                    (a) any breach of any representation,
                  warranty, covenant or agreement made jointly and severally by any Seller in this Agreement, including exhibits and schedules, or in any certificate, document or other instrument delivered in connection herewith;

                                    (b) any breach of any representation,
                  warranty, covenant or agreement made severally by such Stockholder in this Agreement, including exhibits and schedules, or in any certificate, document or other instrument delivered in connection herewith by such Stockholder;

                                    (c) any professional liability claims
                  against the Company not covered and reimbursed by insurance, which claim arose out of operations of the Company prior to the Closing and which are brought within one year after the Closing Date;

                                    (d) any claim for a finder's fee, brokerage
                  or other commission arising by reason of any services alleged to have been rendered to or at the instance of any Seller with respect to the transactions contemplated hereby; and

                                    (e) any and all actions, suits, proceedings,
                  claims, demands, assessments, judgment, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

         Any indemnification required to be made by the Sellers shall be paid in Corning Common Stock valued for this purpose at $31.375 per share.

         SECTION 6.03. Tax Indemnification. The Stockholders shall jointly and severally pay or cause to be paid and shall be liable for and indemnify and hold Corning harmless against, and shall be entitled to any refund of, any and all Taxes imposed on the Company in respect of its income, profits, gains, business, property or operations for which the Company may otherwise be liable for any taxable year ending on or before the Closing Date (treating the Closing Date as the end of a taxable year for this purpose), whether or not such Tax was due or had been assessed as of the Closing Date; provided, however, that the Stockholders' liability hereunder for Taxes shall only be for amounts in excess of the amount accrued for Taxes on the Latest Balance Sheet. The Stockholders will cause to be prepared and timely filed any income Tax returns of the Company (including any amendments therewith) with respect to any taxable year ending on or before the Closing Date that have not been filed prior to the Closing Date. Such returns shall be submitted to the Company for its review, approval and filing not less than 20 business days before the filing date. Neither the Stockholders nor the Company shall amend any Tax Returns for any period prior to or including the Closing Date in a manner that would cause any Corning Party to be subject to any liability for

Taxes. In the event the Company or the Stockholders shall receive notice of an audit or an adjustment without audit by any federal, state or local taxing authority with regard to any taxable period ending at or prior to the Closing Date, they shall promptly give notice of such audit or adjustment to the other parties. Corning and the Stockholders shall promptly provide each other with copies of all correspondence with such taxing authority and shall permit the others, through their designated representative, to participate in any conferences with such taxing authorities.

         SECTION  6.04.    Limitations; Right of Set-Off.

                                    (a) No indemnification shall be required to
                  be made by the Stockholders or by Corning under this Article VI (other than any breach of Sections 2.01(v)(iv), 2.01(v)(vi) or 6.03) unless the aggregate amount of Claims applicable to the Stockholders or Corning as the case may be, exceeds $500,000 (the "Basket"), in which event the Stockholders or Corning, as the case may be, shall be obligated only to the extent of such excess provided that each separate claim asserted by Corning shall be for at least $25,000.

                                    (b) Except with respect to any breach of
                  Section 2.01(b) as to which the aggregate amount of indemnification due under this Agreement by the Stockholders shall not exceed $16,000,000, the aggregate amount of the indemnification due under this Agreement by the Stockholders on the one hand and by Corning on the other hand shall not exceed $9,000,000 and as to any Stockholder shall not exceed the value of Corning Common Stock received by such Stockholder valued at $31.375 per share; provided; however, that the limitation on indemnification set forth in this Section 6.04 shall not apply to any obligation to indemnify or any liability for a Claim which arises out of any breach of any representation, warranty or agreement which was made fraudulently.

                                    (c) If not paid in Corning Common Stock
                  valued at $31.375 per share, Corning shall have the right to set-off the amount of any monies which may become due and payable from the Stockholders hereunder or otherwise, including without limitation, any indemnity to the extent that the Stockholders or any of them are liable therefore, against any sums of money at any time payable to the Stockholders, or any of them, or their agents or assigns.

                                    (d) Notwithstanding anything to the contrary
                  contained herein, the amount of indemnification due by the Stockholders under Section 6.02(c) shall be reduced by the amount of insurance proceeds received by Corning or its affiliates, or that would have been received by Corning or its affiliates, under the insurance policies maintained by the Company as of the date of this Agreement if the claim had been made immediately before the Closing Date.

         SECTION 6.05. Indemnification by Corning. Corning agrees to indemnify and hold harmless the Stockholders and their directors and officers and employees (collectively "Selling Parties") from and against any and all Claims which arise out of or result from (a) any breach of any representation, warranty, covenant or agreement made by Corning in this Agreement, including exhibits and schedules, or in any certificate, document or other instruments delivered in connection herewith, (b) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against any Seller to the extent that they relate to actions taken or omitted to be taken by Corning after the Closing in connection with the Company, except to the extent that any such matters are the responsibility of Sellers under Section 6.02 or Section 6.03,
(c) any claim for a finder's fee, brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of any Corning Party or any of its affiliates with respect to the transactions contemplated hereby, or (d) if Corning is liable for any such indemnity, any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity. Any indemnity paid by Corning in Corning Common Stock shall be valued at $31.375 per share.

         SECTION 6.06. Notice of Defense of Claims. With respect to any Claim for which either Corning on the one hand or the Stockholders on the other hand shall seek indemnification from the other under Section 6.02, Section 6.03 or
Section 6.05, the party requesting indemnification (the "Indemnitee") shall promptly give the party which is obligated to provide indemnification (the "Indemnitor") written notice thereof in accordance with this Agreement. Such notice shall describe the claim in reasonable detail and shall indicate the dollar amount (if and to the extent reasonably ascertainable) of the claim that has been or may be sustained by the Indemnitee if any third party shall commence an action against any Indemnitee with respect to any matter that may give rise to indemnifications hereunder. Unless (i) the defense of such asserted liability by the Indemnitor, in the reasonable judgment of the Indemnitee, has any material adverse effect on the Indemnitee's business or (ii) where Corning is the Indemnitee, the claim is related to a continuing source of revenue to Corning or any of its affiliates , the Indemnitor may elect to compromise or defend, at the Indemnitor's own expense, the asserted liability, by so notifying the Indemnitee within thirty (30) days after Indemnitee's notice (or sooner, if the nature of the asserted liability so requires and the Indemnitee has so request in its notice); provided, however, that after the Indemnitee's notice, the Indemnitee may notify the Indemnitor in writing that it has rescinded its claim for indemnification and relieved the Indemnitor of its obligations under Section 6.02, Section 6.03 or Section 6.05 with respect to a particular asserted liability, and the Indemnitee shall thereafter have the sole right to compromise or defend such asserted liability. If the Indemnitor elects to compromise or defend such asserted liability, the defense shall be conducted by counsel chosen by the Indemnitor and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed, the proceedings shall be promptly settled or diligently prosecuted to a final conclusion by the Indemnitor, and the Indemnitee shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense of, any such asserted liability. If the Indemnitor may not elect to compromise or defend a claim pursuant to the provisions of (i) or (ii) above, or if the Indemnitor elects not to compromise or defend such asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such asserted liability, at the expense of the Indemnitor and without need of the consent of the Indemnitor (but without prejudice to an Indemnitor's right to claim that any amount paid by an Indemnitee is not subject to the indemnification provisions of this Article VI). In all other circumstances, neither the Indemnitor nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that in the event consent of the Stockholders is required pursuant to this provision, David Levy shall have the authority to consent on their behalf; provided further, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If the Indemnitor chooses to defend or compromise any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense or compromise.

                                  ARTICLE VII
                                 MISCELLANEOUS

         SECTION 7.01. Notices. All notices delivered in connection with this Agreement shall be deemed to have been duly delivered on the date of delivery, if delivered personally, by facsimile transmission, or by overnight courier, or three days after mailing, if mailed by certified or registered mail, return receipt requested, addressed as follows:

                  Name                               Address

                  To Corning,                        Corning Incorporated
                  Sub or the                         One Riverfront Plaza
                  Company                            MPHQE203A7
                                                     Corning, NY  14831
                                                     Attn:  General Counsel
                  Facsimile                          (607) 974-8656



                  with a copy to:                    Corning Life Sciences Inc.
                                                     One Malcolm Avenue
                                                     Teterboro, NJ  07608
                                                     Attn:  General Counsel
                  Facsimile                          (201) 393-5289

                  To the Stockholders:               Richard K. Blodgett
                                                     110 Valeview Road
                                                     Wilton, CT  06897
                                                     (203) 762-8597

                                                     David J. Hines
                                                     267 Larch Lane
                                                     Mahwah, NJ 07430
                                                     (201) 327-1619

                                                     Paul J. Kofmehl
                                                     20 Church Street, A-41
                                                     Greenwich, CT 06830
                                                     (203) 869-2511

                                                     David Levy, M.D.
                                                     6 Washington Lane
                                                     Mahwah, NJ  07430
                                                     (201) 934-7333
                  with a copy to:                    Richard & O'Neil, LLP
                                                     885 Third Avenue
                                                     New York, NY 10022
                                                     Attn: Craigh Leonard
                  Facsimile                          (212) 750-8022

or to such other address or addressee as such party shall designate by notice to the other from time to time in accordance with this Section 7.01. Any notice delivered by facsimile shall be confirmed by a written notice delivered in the mails, by overnight courier or personally; provided that the foregoing shall not effect the time for when such facsimile notice shall have been considered to have been delivered, such delivery being determined as provided in the first sentence of this Section 7.01.

         SECTION 7.02. Sole Agreement. This Agreement constitutes the only agreement by and among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement and as such supersedes all prior understandings and agreements.

         SECTION 7.03. Expenses. The Corning Parties on the one hand and the Company on the other hand shall pay all of their own expenses incident to the negotiation and preparation of this Agreement, and the consummation of all transactions contemplated hereby, provided that the Stockholders shall pay any such expenses of the Company in excess of $100,000. Notwithstanding the foregoing, whether or not the closing occurs, the legal fees of the Company (not exceeding $100,000) related to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby and incurred prior to the Closing Date shall be paid by Corning.

         SECTION 7.04. Full Agreement. This Agreement sets forth all rights, obligations and liabilities of the parties, and no terms and provisions hereof or thereof, including without limitation the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by any party, or waiver by any party, to or of any breach of any term or provision of this Agreement shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

         SECTION 7.05. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         SECTION 7.06. Publicity. No Seller shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of Corning. This provision shall not apply, however, to any announcement or written statement which in the opinion of counsel to such party is required to be made by law or the regulations of any federal or state governmental agency or any stock exchange.

         SECTION 7.07. Successors; Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, legal representatives, successors and assigns of the parties hereto. The parties do not intend to confer any benefit under this Agreement on anyone other than a party hereto or its successors in interest and nothing contained herein shall be deemed to confer any such benefit on any such person.

         SECTION 7.08. Governing Law and Forum Selection. This Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with the laws of New Jersey without regard to the conflict of law provisions thereof. Jurisdiction and venue for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement shall be only in a United States federal court or a New Jersey state court having subject matter jurisdiction located in New Jersey. Each of the parties hereby expressly submit to the personal jurisdiction of the foregoing courts located in New Jersey, and waive any objection or defense based on personal jurisdiction or venue that might otherwise be asserted to proceedings in such courts.

         SECTION 7.09. Headings. The various section headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof

         SECTION 7.10. Counterparts. This Agreement may be executed simultaneously in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         SECTION 7.11 Affiliates. The term "affiliates" as used in this Agreement shall mean a person or entity controlling, controlled by or controlled in common with another person or entity.

         IT WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                     CORNING INCORPORATED

                                            By:
---------------------                          --------------------------------
                                            Name:
                                            Title:

ATTEST:                                     CORNING HCM INC.

                                            By:
---------------------                          --------------------------------
                                            Name:
                                            Title:

ATTEST:                                     FRANKLIN HEALTH GROUP, INC.

                                            By:
---------------------                          --------------------------------
                                            Name:  John J. Donahue
                                            Title:    Vice President

                                            DAVID L. LEVY

                                            -----------------------------------

                                            PAUL J. KOFMEHL

                                            -----------------------------------

                                            RICHARD K. BLODGETT

                                            -----------------------------------

                                            DAVID J. HINES

                                            -----------------------------------

                                    SCHEDULES


            1.04                      Issuance of Corning Common Stock;
                                      Domicile
            2.01A                     Certificate of Incorporation and By-Laws
                                      of the Company
            2.01B                     Capitalization and Ownership
            2.01E                     Consents
            2.01F                     Litigation
            2.01G                     Government and other licenses
            2.01H                     Financial statements
            2.01I-1                   Owned tangible assets
            2.01I-2                   Leased tangible assets
            2.01J                     Intellectual Properties
            2.01K                     Agreements (also to include all operating
                                      and capital leases and debt instruments to
                                      be assumed and prepayment amounts)
            2.01M                     Prepaid expenses and deposits
            2.01O                     Bank accounts
            2.01P                     Customer List, including annual net sales
            2.01Q                     Insurance
            2.01R                     Agents; powers of attorney
            2.01S                     Employee benefit plans
            2.01X                     Certain changes